EXHIBIT  A
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              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORAITON
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)
                               REMIT IN DUPLICATE

1.     Name  of  corporation:  KANAKARIS  WIRELESS,  INC.

2. The article have been amended as follows (provide article numbers, if available):

(e) Reclassification of Shares of Common Stock, $0.01 Par Value. At the Effective Time the issued and outstanding shares of previously authorized common stock, $0.01 par value, of the Corporation shall be and hereby are reclassified and combined into a lesser number of shares of Common Stock, $0.001 par value, at a ratio of 12:1, such that each twelve (12) shares of previously authorized common stock, $0.01 par value, issued and outstanding shall be become one (1) share of Common Stock, $0.001 par value. No fractional shares of common stock shall be issued as a result of such reclassification and combination, but the fair value of fractions of a share shall be paid in lieu thereof; each holder thereof shall be entitled to receive a cash payment equal to the holder's fraction of a share of Common Stock multiplied by the per share fair market value, as determined by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 115,862,510 (65.3%).*

4.     Officer  Signature  (Required)
/s/  Alex  Kanakaris
Alex  Kanakaris

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affect by the amendment regardless of limitation or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.


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